Exhibit 99.1

Exhibit 99.1
E

MRC Global Announces Fourth Quarter 2015 Results

Sales of $967 million

Adjusted EBITDA of $34 million

Operating cash flow of $209 million

Houston, TX – February 22, 2016 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced fourth quarter and annual 2015 results.

The company’s sales were $967 million for the fourth quarter of 2015, which were 36% lower than the fourth quarter of 2014 and 10% lower than the third quarter of 2015. As compared to last year, reduced customer activity across all segments and sectors drove the decline.

Net loss attributable to common stockholders for the fourth quarter of 2015 was $(398.8) million, or $(3.92) per diluted share, compared to net income attributable to common stockholder of $31.2 million, or $0.30 per diluted share for the fourth quarter of 2014. The fourth quarter 2015 results include pre-tax charges for the impairment of goodwill and intangible assets and other items of $475.0 million. Adjusted net income attributable to common stockholders for the fourth quarter of 2015 was $12.0 million, or $0.12 per diluted share, compared to $33.8 million, or $0.33 per diluted share for the fourth quarter of 2014. Please refer to the reconciliation of adjusted net income (a non-GAAP measure) to net income (a GAAP measure) included in this release.

Andrew R. Lane, MRC Global’s chairman, president and chief executive officer stated, “We generated $690 million of cash from operations in 2015, and combined with the proceeds from our preferred stock offering, we reduced net debt by $974 million exceeding the goals we set out at the beginning of the year. We also made progress under our stock repurchase program, as our solid balance sheet and liquidity position allowed us to repurchase $11.5 million in stock during the fourth quarter. The strategic divestiture of our U.S. OCTG business is the culmination of our multi-year strategy to reduce our exposure to upstream drilling volatility.

“We remain focused on our long-term strategy of taking care of customers and growing market share as well as managing this cycle by reducing costs and continuing to strengthen our balance sheet. While we expect 2016 to also be challenging, MRC Global is positioned to perform well through the cycle,” Mr. Lane added.

MRC Global’s fourth quarter 2015 gross profit was $175.1 million, or 18.1% of sales, a decrease from fourth quarter 2014 gross profit of $248.5 million, or 16.4% of sales. Gross profit for the fourth quarter 2015 and 2014 reflected a benefit of $23.2 million and a charge of $5.9 million, respectively, in cost of sales relating to the use of the last-in, first out (“LIFO”) method of inventory cost accounting.

Selling, general and administrative (“SG&A”) expenses were $146.1 million, or 15.1% of sales, for the fourth quarter of 2015 compared to $174.4 million, or 11.5% of sales, for the same period of 2014. SG&A expenses were reduced by 16% versus the fourth quarter 2014, primarily due to cost reduction measures. A favorable impact on expenses from a stronger U.S. dollar of $7.9 million also benefitted the quarter. SG&A expenses for the fourth quarter of 2015 included $5.1 million of severance and restructuring charges. There were no such charges in the fourth quarter of 2014.

Adjusted EBITDA was $33.7 million in the fourth quarter of 2015 compared to $101.5 million for the same period in 2014. Please refer to the reconciliation of adjusted EBITDA (a non-GAAP measure) to net income (a GAAP measure) in this release.

The effective tax rate in the fourth quarter 2015 was 12.6% and was significantly impacted by the goodwill and intangible asset impairment charge, the majority of which is not tax deductible.

Sales by Segment

U.S. sales in the fourth quarter of 2015 were $778.2 million, down $380.5 million or 32.8% from the same quarter in 2014. The decrease reflected a $227.8 million, or 47% decrease in the upstream sector, a $135.3 million, or 31% decrease in the midstream sector and $17.4 million, or 7% in the downstream sector. The decreases were attributable to reduced customer spending.

Canadian sales in the fourth quarter of 2015 were $66.2 million, down $88.8 million or 57.3% from the same quarter in 2014. The decrease in Canadian sales reflected a $77.0 million decrease in the upstream business due to a significant decline in customer spending. Sales were also negatively impacted by $11 million as a result of a stronger U.S. dollar.

International sales in the fourth quarter of 2015 were $122.7 million, down $75.7 million or 38.2% from the same period in 2014. The decrease was due to lower project activity and deferral of maintenance, repair and operations expenditures particularly in Norway, Australia, Singapore and the U.K. Sales were also negatively impacted by $19 million due to the strengthening of the U.S. dollar.

Sales by Sector

Upstream sales in the fourth quarter of 2015 decreased 48.7% from the fourth quarter of 2014 to $368.8 million, or 38% of total sales. The decline in upstream sales was across all segments and was a result of reduced customer activity. U.S. upstream sales declined 47% in the fourth quarter of 2015 from the fourth quarter 2014 as compared to a 61% decline in the average U.S. rig count over the same period. International upstream sales declined 41% in the fourth quarter of 2015 from the fourth quarter 2014.

Midstream sales in the fourth quarter of 2015 decreased 30.1% from the fourth quarter of 2014 to $316.5 million, or 33% of total sales. Sales to transmission customers were down 54% while sales to gas utility customers were up by 10% over the same quarter in 2014.

Downstream sales in the fourth quarter of 2015 decreased 17.3% from the fourth quarter of 2014 to $281.8 million, or 29% of total sales. The decline in the downstream sector was due primarily to Europe and Australia. Sales in the U.S. were down 7.3%. A stronger U.S. dollar was responsible for 14% of the sales decline.

Balance Sheet

During the fourth quarter, the company reduced debt by $140.1 million to total debt outstanding of $523.7 million at December 31, 2015. The debt repayment was funded by $209.3 million of cash provided by operations during the fourth quarter of 2015 and benefitted from a planned reduction in working capital. In addition, cash balances were $69.0 million at December 31, 2015 compared to $25.1 million at the end of 2014. Debt, net of cash, was $454.7 million at December 31, 2015.

Share Repurchase Program Update

In November 2015, the board of directors authorized a share repurchase program for common stock of up to $100 million. As of December 31, 2015, the company has repurchased $11.5 million of its common stock at an average price of $14.12 per share.

The program is scheduled to expire on December 31, 2017. The shares may be repurchased at management’s discretion in the open market. Depending on market conditions and other factors, these repurchases may be commenced or suspended from time to time without prior notice.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and annual 2015 results at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on February 23, 2016. To participate in the call, please dial 412‑902-0003 and ask for the MRC Global conference call at least 10 minutes prior to the start time. To access the conference call live over the Internet, please log onto the web at http://www.mrcglobal.com and go to the “Investor Relations” page of the company’s website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a replay will be available through March 8, 2016 and can be accessed by dialing 201-612-7415 and using pass code 13627595#. Also, an archive of the webcast will be available shortly after the call at www.mrcglobal.com for 90 days.

About MRC Global Inc.

Headquartered in Houston, Texas, MRC Global, a Fortune 500 company, is the largest global distributor, based on sales, of pipe, valves and fittings (PVF) and related products and services to the energy industry and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC Global can be found on our website mrcglobal.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “expected”, “looking forward”, “guidance” and similar expressions are intended to identify forward-looking statements.

Statements about the company’s business, including its strategy, its industry, the company’s future profitability, the company’s guidance on its sales, adjusted EBITDA, tax rate, capital expenditures and cash flow, the company’s expectations regarding the pay down of its debt, growth in the company’s various markets and the company’s expectations, beliefs, plans, strategies, objectives, prospects and assumptions are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, most of which are difficult to predict and many of which are beyond our control, including the factors described in the company’s SEC filings that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

These risks and uncertainties include (among others) decreases in oil and natural gas prices; decreases in oil and natural gas industry expenditure levels, which may result from decreased oil and natural gas prices or other factors; increased usage of alternative fuels, which may negatively affect oil and natural gas industry expenditure levels; U.S. and international general economic conditions; the company’s ability to compete successfully with other companies in MRC Global’s industry; the risk that manufacturers of the products the company distributes will sell a substantial amount of goods directly to end users in the industry sectors the company serves;  unexpected supply shortages;  cost increases by the company’s suppliers; the company’s lack of long-term contracts with most of its suppliers; suppliers’ price reductions of products that the company sells, which could cause the value of the company’s inventory to decline;  decreases in steel prices, which could significantly lower MRC Global’s profit;  increases in steel prices, which the company may be unable to pass along to its customers which could significantly lower its profit; the company’s lack of long-term contracts with many of its customers and the company’s lack of contracts with customers that require minimum purchase volumes;  changes in the company’s customer and product mix;  risks related to the company’s customers’ creditworthiness; the success of the company’s acquisition strategies;  the potential adverse effects associated with integrating acquisitions into the company’s business and whether these acquisitions will yield their intended benefits; the company’s significant indebtedness;  the dependence on the company’s subsidiaries for cash to meet its debt obligations;  changes in the company’s credit profile;  a decline in demand for certain of the products the company distributes if import restrictions on these products are lifted; environmental, health and safety laws and regulations and the interpretation or implementation thereof; the sufficiency of the company’s insurance policies to cover losses, including liabilities arising from litigation;  product liability claims against the company;  pending or future asbestos-related claims against the company; the potential loss of key personnel; interruption in the proper functioning of the company’s information systems and the occurrence of cyber security incidents; loss of third-party transportation providers;  potential inability to obtain necessary capital;  risks related to adverse weather events or natural disasters;  impairment of our goodwill or other intangible assets;  adverse changes in political or economic conditions in the countries in which the company operates; exposure to U.S. and international laws and regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act and other economic sanction programs; risks associated with international stability and geopolitical developments;  risks relating to ongoing evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act;  the impact on us of changes in generally accepted accounting principles or tax laws or adverse positions taken by taxing authorities in the countries in which the company operates; and compliance with and changes in laws and regulations in the countries in which we operate.

For a discussion of key risk factors, please see the risk factors disclosed in the company’s SEC filings, which are available on the SEC’s website at www.sec.gov and on the company’s website, www.mrcglobal.com. Our filings and other important information are also available on the Investor Relations page of our website at www.mrcglobal.com.

Undue reliance should not be placed on the company’s forward-looking statements. Although forward-looking statements reflect the company’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the company’s actual results, performance or achievements or future events to differ materially from anticipated future results, performance or achievements or future events expressed or implied by such forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent required by law.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com
832-308-2847

MRC Global Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2015	2014

	(In thousands, except per share amounts)
Assets
Current assets:
Cash	$ 68,997	$ 25,064
Accounts receivable, net	532,609	974,454
Inventories, net	781,108	1,186,946
Other current assets	22,591	32,638
Total current assets	1,405,305	2,219,102

Other assets	26,924	33,520

Property, plant and equipment, net	126,742	116,001

Intangible assets:
Goodwill, net	483,775	806,006
Other intangible assets, net	458,800	701,118

	$ 2,501,546	$ 3,875,747

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$ 326,813	$ 538,943
Accrued expenses and other current liabilities	109,618	167,825
Current portion of long-term debt	7,935	7,935
Total current liabilities	444,366	714,703

Long-term obligations:
Long-term debt, net	515,720	1,445,709
Deferred income taxes	208,470	295,066
Other liabilities	21,678	23,054

Commitments and contingencies

6.5% Series A Convertible Perpetual Preferred Stock, $0.01 par value; authorized
363 shares; 363 and no shares issued and outstanding, respectively	355,467	-

Stockholders' equity:
Common stock, $0.01 par value per share: 500,000 shares authorized, 102,203
and 102,095 issued and outstanding, respectively	1,022	1,022
Additional paid-in capital	1,665,726	1,655,696
Retained deficit	(467,378)	(122,625)
Less: Treasury stock at cost: 816 and no shares, respectively	(11,526)	-
Accumulated other comprehensive loss	(231,999)	(136,878)
	955,845	1,397,215
	$ 2,501,546	$ 3,875,747

MRC Global Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

	(In thousands, except per share amounts)
Sales	$ 967,070	$ 1,512,092	$ 4,528,613	$ 5,933,212
Cost of sales	791,999	1,263,583	3,742,548	4,915,106
Gross profit	175,071	248,509	786,065	1,018,106

Selling, general and administrative expenses	146,108	174,440	606,503	715,958
Goodwill and intangible asset impairment	461,908	-	461,908	-
Operating (loss) income	(432,945)	74,069	(282,346)	302,148

Other expense:
Interest expense	(9,175)	(16,316)	(47,540)	(61,752)
Write off of debt issuance costs	-	-	(3,249)	-
Other, net	(7,364)	(4,822)	(9,234)	(14,450)

(Loss) income before income taxes	(449,484)	52,931	(342,369)	225,946
Income tax (benefit) expense	(56,546)	21,775	(10,790)	81,836
Net (loss) income	(392,938)	31,156	(331,579)	144,110
Series A preferred stock dividends	5,899	-	13,174	-
Net (loss) income attributable to common stockholders	$ (398,837)	$ 31,156	$ (344,753)	$ 144,110

Basic (loss) earnings per common share	$ (3.92)	$ 0.31	$ (3.38)	$ 1.41
Diluted (loss) earnings per common share	$ (3.92)	$ 0.30	$ (3.38)	$ 1.40
Weighted-average common shares, basic	101,802	102,078	102,067	102,006
Weighted-average common shares, diluted	101,802	102,376	102,067	102,790

MRC Global Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
	2015	2014
	(In thousands)
Operating activities
Net (loss) income	$ (331,579)	$ 144,110
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	20,551	22,459
Amortization of intangibles	60,021	67,799
Equity-based compensation expense	10,567	8,973
Deferred income tax benefit	(87,333)	(34,200)
Amortization of debt issuance costs	4,419	5,008
Write off of debt issuance costs	3,249	-
Goodwill and intangible asset impairment	461,908	-
(Decrease) increase in LIFO reserve	(53,319)	11,860
Change in fair value of derivative instruments	897	1,087
Provision for uncollectible accounts	1,763	1,727
Foreign currency losses	3,344	2,462
Other non-cash items	9,442	7,673
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	412,237	(132,127)
Inventories	419,399	(208,711)
Other current assets	6,490	2,405
Income taxes payable	(13,017)	13,296
Accounts payable	(198,525)	(29,747)
Accrued expenses and other current liabilities	(40,619)	9,548
Net cash provided by (used in) operations	689,895	(106,378)

Investing activities
Purchases of property, plant and equipment	(38,722)	(20,078)
Proceeds from the disposition of property, plant and equipment	1,311	1,335
Acquisitions, net of cash acquired	-	(343,928)
Other investing activities	(3,775)	700
Net cash used in investing activities	(41,186)	(361,971)

Financing activities
Payments on revolving credit facilities	(1,343,496)	(1,501,122)
Proceeds from revolving credit facilities	669,916	1,977,162
Payments on long-term obligations	(257,935)	(7,935)
Debt issuance costs paid	(1,395)	(3,713)
Purchases of common stock	(11,526)	-
Proceeds from issuance of preferred stock, net of issuance costs	355,467	-
Dividends paid on preferred stock	(10,159)	-
Proceeds from exercise of stock options	314	2,699
Tax benefit on stock options	-	150
Other financing activities	(377)	-
Net cash (used in) provided by financing activities	(599,191)	467,241

Increase (decrease) in cash	49,518	(1,108)
Effect of foreign exchange rate on cash	(5,585)	984
Cash -- beginning of year	25,064	25,188
Cash -- end of year	$ 68,997	$ 25,064

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Net Income to Net Income

0

	December 31, 2015
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net loss attributable to common stockholders	$ (398,837)	$ (3.92)	$ (344,753)	$ (3.38)
Goodwill and intangible asset impairment	401,924	3.95	401,924	3.94
Write off of debt issuance costs (1)	-	-	2,058	0.02
Severance and restructuring charges (2)	3,619	0.04	11,380	0.11
Litigation accrual (3)	2,157	0.02	2,157	0.02
Loss on disposition of non-core product lines (4)	3,167	0.03	3,167	0.03
Adjusted net income attributable to common stockholders	$ 12,030	$ 0.12	$ 75,933	$ 0.74

	December 31, 2014
	Three Months Ended		Year Ended
	Net Income	Per Share	Net Income	Per Share

	(In thousands, except per share amounts)
Net income attributable to common stockholders	$ 31,156	$ 0.30	$ 144,110	$ 1.40
Loss on disposition of non-core product lines (4)	2,681	0.03	7,693	0.08
Severance and restructuring charges (2)	-	-	5,676	0.06
Cancellation of executive employment agreements (5)	-	-	3,614	0.03
Adjusted net income attributable to common stockholders	$ 33,837	$ 0.33	$ 161,093	$ 1.57

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0Notes to above:

(1)	Charge (after-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(2)	Charge (after-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(3)	Charge (after-tax) related to the Weatherford claim as described in the company’s SEC filings recorded in Other, net.
(4)

Charge (after-tax) related to the sale of the company’s OCTG business in 2015, the sale of progressive cavity pump distribution and servicing business in Canada in 2014 and the disposition of the Rolled and Welded business in 2014, all recorded in Other, net.

(5)	Charge (after-tax) related to the cancellation of executive employment agreements recorded in SG&A, including both equity-based compensation and cash components.

The company presents adjusted net income and adjusted net income per share because the company believes these measures are useful indicators of what the company’s net income and net income per share would have been without the impact of these events being included and believes that many analysts and investors will want to know this information when comparing the company’s results against the results of other companies. Adjusted net income and adjusted net income per share, however, do not represent and should not be considered as an alternative to net income and net income per share calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). Because adjusted net income and adjusted net income per share do not account for certain expenses, its utility as a measure of our performance has material limitations. Because of these limitations, management does not view adjusted net income and net income per share in isolation or as a primary performance measure and also uses other measures, such as net income and net income per share, to measure performance.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

	(In millions)
Net (loss) income	$ (392.9)	$ 31.1	$ (331.5)	$ 144.1
Income tax expense	(56.5)	21.8	(10.8)	81.8
Interest expense	9.2	16.3	47.5	61.8
Depreciation and amortization	5.4	5.4	20.6	22.5
Amortization of intangibles	14.1	14.6	60.0	67.8
(Decrease) increase in LIFO reserve	(23.2)	5.9	(53.3)	11.9
Goodwill and intangible asset impairment	461.9	-	461.9	-
Equity-based compensation expense (1)	2.3	1.5	10.6	8.9
Severance and restructuring charges (2)	5.1	-	14.5	7.5
Loss on disposition of non-core product lines (3)	5.0	4.1	5.0	10.3
Foreign currency losses	(1.0)	0.7	3.3	2.5
Write off of debt issuance costs (4)	-	-	3.2	-
Litigation matter (5)	2.9	-	2.9	-
Change in fair value of derivative instruments	1.4	(0.5)	0.9	1.1
Cancellation of executive employment agreements (cash portion) (6)	-	-	-	3.2
Other expense	-	0.6	-	0.6
Adjusted EBITDA	$ 33.7	$ 101.5	$ 234.8	$ 424.0

Notes to above:

(1)	Recorded in SG&A.
(2)	Charge (pre-tax) related to employee severance and restructuring charges associated with the company’s cost reduction initiatives recorded in SG&A.
(3)

Charge (pre-tax) related to the sale of the company’s OCTG business in 2015, the sale of progressive cavity pump distribution and servicing business in Canada in 2014 and the disposition of the Rolled and Welded business in 2014, all recorded in Other, net.

(4)	Charge (pre-tax) related to the early repayment of debt with the proceeds from the issuance of Series A preferred stock.
(5)	Charge (pre-tax) related to the Weatherford claim as described in the company’s SEC filings recorded in Other, net.
(6)	Cash compensation charges (pre-tax) associated with the cancellation of executive employment agreements recorded in SG&A.

The company defines Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, amortization of intangibles, and certain other expenses (such as gain/losses on the early extinguishment of debt, changes in the fair value of derivative instruments and goodwill impairment) and plus or minus the impact of its LIFO inventory costing methodology.  The company presents Adjusted EBITDA because the company believes Adjusted EBITDA is a useful indicator of the company’s operating performance. Among other things, Adjusted EBITDA measures the company’s operating performance without regard to certain non-recurring, non-cash or transaction-related expenses.  Adjusted EBITDA, however, does not represent and should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Because Adjusted EBITDA does not account for certain expenses, its utility as a measure of the company’s operating performance has material limitations. Because of these limitations, the company does not view Adjusted EBITDA in isolation or as a primary performance measure and also uses other measures, such as net income and sales, to measure operating performance.  See the Company's Annual Report filed on Form 10-K for a more thorough discussion of the use of Adjusted EBITDA.

MRC Global Inc.

Supplemental Information (Unaudited)

Reconciliation of Adjusted Gross Profit to Gross Profit

	Three Months Ended
	December 31,	Percentage	December 31,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 175.1	18.1%	$ 248.5	16.4%
Depreciation and amortization	5.4	0.6%	5.4	0.3%
Amortization of intangibles	14.1	1.5%	14.6	1.0%
(Decrease) increase in LIFO reserve	(23.2)	(2.4%)	5.9	0.4%
Adjusted gross profit	$ 171.4	17.7%	$ 274.4	18.1%

	Year Ended
	December 31,	Percentage	December 31,	Percentage
	2015	of Revenue	2014	of Revenue

	(Dollars in millions)
Gross profit, as reported	$ 786.1	17.4%	$ 1,018.1	17.2%
Depreciation and amortization	20.6	0.5%	22.5	0.4%
Amortization of intangibles	60.0	1.3%	67.8	1.1%
(Decrease) increase in LIFO reserve	(53.3)	(1.2%)	11.9	0.2%
Adjusted gross profit	$ 813.4	18.0%	$ 1,120.3	18.9%

Notes to above:

The company defines Adjusted Gross Profit as sales, less cost of sales, plus depreciation and amortization, plus amortization of intangibles, and plus or minus the impact of its LIFO inventory costing methodology. The company presents Adjusted Gross Profit because the company believes it is a useful indicator of the company’s operating performance without regard to items, such as amortization of intangibles, that can vary substantially from company to company depending upon the nature and extent of acquisitions they have been involved in. Similarly, the impact of the LIFO inventory costing method can cause results to vary substantially from company to company depending upon whether they elect to utilize LIFO and depending upon which method they may elect. The company uses Adjusted Gross Profit as a key performance indicator in managing its business. The company believes that gross profit is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to Adjusted Gross Profit.

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